EXHIBIT 99.1

Robert Chamness
Chief Legal Officer and Secretary
(503) 469-4618
rchamness@digimarc.com

FOR  IMMEDIATE  RELEASE

Digimarc Receives Unsolicited Non-Binding Proposal To Acquire Its Secure ID Business for $300 Million in Cash

L-1 Merger Agreement Remains in Effect and Hart-Scott-Rodino
Approval Process has been Cleared

Beaverton, Ore. — June 22, 2008 —  Digimarc Corporation (NASDAQ: DMRC) announced today receipt of an unsolicited non-binding indication of interest from Safran S.A. (Paris Stock Exchange: SAF), in which Safran proposed to acquire the outstanding common stock of Digimarc, following the spin-off of Digimarc’s digital watermarking business and cash on hand, for $300 million in cash, subject to completion of due diligence and negotiation of customary definitive documentation similar to the previously announced agreement and plan of merger that Digimarc entered into with L-1 Identity Solutions, Inc. (NYSE: ID) on March 23, 2008 (the “L-1 Merger Agreement”).  The Digimarc board of directors, after consultation with its financial and legal advisors, has determined that the acquisition proposal from Safran could reasonably be expected to lead to a superior proposal, as defined in the L-1 Merger Agreement.  That agreement provides for the acquisition of Digimarc’s Secure ID business by L-1 Identity Solutions in a stock and cash transaction valued at approximately $263 million based on the current market price of L-1 Identity Solutions common stock.

Digimarc’s board of directors, together with its financial and legal advisors, will carefully evaluate the acquisition proposal from Safran.  The Safran acquisition proposal is a non-binding indication of interest and is subject to completion of due diligence of Digimarc by Safran, written confirmation from the Committee on Foreign Investment in the United States (CFIUS) of successful completion of the review process under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, and negotiation of a definitive agreement.  There is no assurance that these negotiations will ultimately lead to a superior proposal, that Digimarc and Safran will reach final agreement on terms regarding the acquisition of Digimarc by Safran or that, if the parties do enter into such an agreement, regulatory approvals and other conditions to completing such a transaction will be obtained.

Based on this determination and as permitted by the L-1 Merger Agreement, Digimarc’s board of directors has authorized Digimarc to furnish information to Safran and enter into discussions with it regarding its proposal.  The board has not approved, adopted or recommended a Safran acquisition proposal or declared it superior to the L-1 Merger Agreement.  Moreover, Digimarc’s board of directors has not withdrawn, qualified, or modified its recommendation that Digimarc stockholders adopt and approve the L-1 Merger Agreement.

The Merger Agreement among Digimarc, L-1 Identity Solutions and a wholly owned subsidiary of L-1 Identity Solutions remains in full force and effect.  On June 12, 2008, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act, removing a condition to completion of the L-1 Merger Agreement.

About Digimarc Corporation

Digimarc Corporation (NASDAQ:DMRC), based in Beaverton, Oregon, is a leading supplier of secure identity and media management solutions. Digimarc provides products and services that enable the annual production of more than 60 million personal identification documents, including driver licenses and ID solutions for more than 25 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Forward Looking Statements

Statements contained in this release regarding Digimarc’s disclosure of information to, and discussions with, Safran regarding their acquisition proposal, and any other statements that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All of these statements are based upon information available to Digimarc as of the date of this release, and Digimarc disclaims any intention or obligation to update any of these statements. Actual results could differ materially from current expectations.  For a list and description of risks and uncertainties associated with Digimarc’s business, see Digimarc’s reports filed from time to time by it with the U.S. Securities and Exchange Commission, including Digimarc Corporation’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended March 31, 2008.

Where You Can Find Additional Information

In connection with the proposed acquisition by L-1 Identity Solutions, L-1 Identity Solutions will file with the SEC a Registration Statement on Form S-4 and Digimarc will file with the SEC a proxy statement/prospectus.  Investors are urged to read the Registration Statement and proxy statement/prospectus carefully when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements thereto, because they will contain important information.  Investors and other interested parties will be able to obtain free copies of the Registration Statement, proxy statement/prospectus and other documents filed with the SEC (when available) from the SEC’s website at www.sec.gov.  In addition, investors and other interested parties will be able to obtain free copies of the Registration Statement and proxy statement/prospectus (when available) by directing a request by mail or telephone to L-1 Identity Solutions, 177 Broad Street, Stamford, Connecticut 06901, Attention: Investor Relations, telephone: (203) 504-1100, or to Digimarc, 9405 SW Gemini Drive, Beaverton, Oregon 97008, Attention: Investor Relations, telephone: (503) 469-4659.